Exhibit 99.1
Allegheny Technologies Incorporated
Non-Employee Director
Compensation Program
as adopted by the Board of Directors on August 1, 2008

Annual Retainer
• Cash	• $60,000
• Stock	• $100,000 in restricted stock

Board Meeting Fee	• $2,500 per meeting day

Committee Meeting Fee	• $1,500
• Also pay for ATI orientation or training of committee member outside of meeting

Chair Retainer Fee	• $10,000